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                                                                    EXHIBIT 3.30

                            ARTICLES OF INCORPORATION

                                       OF

                        BHC PACIFIC SHORES HOSPITAL, INC.

      The undersigned person, having capacity to contract and acting as the incorporator of a corporation under Section 200 of the General Corporation Law of California adopts the following Articles of Incorporation for such corporation:

      1. The name of the corporation is BHC Pacific Shores Hospital, Inc.

      2. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

      3. The name in the state of California of this corporation's initial agent for services of process is Corporation Service Company which will do business in California as CSC - Lawyers Incorporating Service.

      4. The governing board of the Corporation shall be known as directors, and the number of directors shall be fixed by the by- laws.

      5. The maximum number of shares which the Corporation shall have the authority to issue is One Thousand (1,000) shares of Common Stock. All of such shares shall be without par value.

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      6. The liability of a director of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law, as May hereafter be amended. Any repeal or modification of the foregoing by the shareholders shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

      7. The Corporation is authorized to provide indemnification of agents (as defined in section 317 of the General Corporation Law of California) to the fullest extent permissible under California law. The Corporation shall have the power to purchase and maintain insurance on behalf of any such agent against any liability asserted against or incurred by such agent in that capacity or arising out of such agent's status whether or not the Corporation would have the power to indemnify the agent against that liability under Section 317 of the General Corporation Law of California.

      IN WITNESS HEREOF, I have hereunto set my hand this 4th day of March
1996.

                                             /s/ Michael E. Davis
                                             -----------------------------------
                                             Michael E. Davis
                                             Incorporator

State of Tennessee

County of Davidson

      On this 4th day of March, 1996, before me, a Notary Public personally appeared Michael E. Davis who acknowledged that he executed the above instrument.
                                                /s/ [ILLEGIBLE]
                                               --------------------
                                                Notary Public

My Commission Expires:

      3/27/99